SCHEDULE 14A

                                (Rule 14a-101)
                   INFORMATION REQUIRED IN A PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )


Filed by the Registrant  /X/
Filed by a Party other that the Registrant /   /

Check the appropriate box:
/   / Preliminary Proxy Statement
/ X / Definitive Proxy Statement
/   / Confidential for Use of the Commission Only
      (as  permitted by Rule  14a-6(e)(2) / X / Definitive  Proxy  Statement
/   / Definitive Additional Materials
/   / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MERISEL, INC.
               (Name of Registrant as Specified in Its Charter)


                                    N/A
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------
         (5) Total fee paid:
-------------------------------------------------------------------------------
/   / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

-------------------------------------------------------------------------------
(2)  Form, Schedule or Registration No.:

-------------------------------------------------------------------------------
(3)  Filing Party:

-------------------------------------------------------------------------------
(4)  Date Filed:

-------------------------------------------------------------------------------

                                 MERISEL, INC.




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 13, 1998



TO THE STOCKHOLDERS OF MERISEL, INC.:

         The Annual Meeting of Stockholders (the "Annual Meeting") of Merisel, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 13, 1998, at 10:00 a.m., Los Angeles time, at the Company's headquarters located at 200 Continental Boulevard, El Segundo, California, for the following purposes as described in the accompanying Proxy Statement:


                    1. To elect three Class I directors to the Board of Directors to serve until the third succeeding annual meeting of stockholders.

                    2. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.


         The Board of Directors has fixed March 25, 1998 as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote. A copy of the Company's 1997 Annual Report and Form 10-K, including financial statements for the fiscal year ended December 31, 1997, is enclosed with this Notice of Annual Meeting but is not to be considered part of the proxy soliciting material.


         All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy.


                                             By Order of the Board of Directors




                                             Karen A. Tallman
                                             Secretary

El Segundo, California
April 6, 1998

                                MERISEL, INC.
                        200 Continental Boulevard
                      El Segundo, California 90245


                              PROXY STATEMENT


                           GENERAL INFORMATION

           This Proxy Statement is being sent on or about April 10, 1998 in connection with the solicitation of proxies by the Board of Directors of Merisel, Inc., a Delaware corporation (the "Company" or "Merisel"). The proxies will be voted at the Company's Annual Meeting of Stockholders (the "Annual Meeting"), which will be held on May 13, 1998, at 10:00 a.m., Los Angeles time, at the Company's headquarters located at 200 Continental Boulevard, El Segundo, California, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The record date for the Annual Meeting is the close of business on March 25, 1998 (the "Record Date"), and all holders of record of Merisel's common stock, par value $0.01 per share (the "Common Stock"), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting, or at any adjournment thereof. The Company's principal executive offices are located at 200 Continental Boulevard, El Segundo, California 90245, and its telephone number is (310) 615-3080.

           A proxy form for use at the Annual Meeting is enclosed. Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy as promptly as possible in the postage prepaid envelope provided in order to ensure that your shares will be voted at the Annual Meeting. Any stockholder who returns a proxy has the power to revoke it at any time prior to its effective use by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Annual Meeting for the Director nominees named herein and with regard to all other matters in the discretion of the persons named in the proxy.

           The only voting securities of the Company are the outstanding shares of Common Stock. At the Record Date, 80,212,918 shares of Common Stock were outstanding and there were 1,131 stockholders of record. The holders of record of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. As to all matters, each holder of Common Stock is entitled to one vote for each share of Common Stock held. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The director nominees who receive the greatest number of votes at the Annual Meeting will be elected to the Board of Directors of the Company. Stockholders are not entitled to cumulate votes. Votes against a candidate and votes withheld have no legal effect with respect to the election of directors. In matters other than the election of directors, abstentions are counted as votes against in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

           The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by Merisel. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses of such solicitation. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers, directors and regular employees of the Company, but no additional compensation will be paid to such individuals.

           The Company was originally incorporated in California in October 1980, was reincorporated in Delaware in August 1988 and changed its name from Softsel Computer Products, Inc. to Merisel, Inc. in August 1990. As used in this Proxy Statement, the "Company" and "Merisel" refer to Merisel, Inc. for periods after August 1990. For periods prior to August 1990 but after August 1988, the "Company" refers to Softsel Computer Products, Inc., a Delaware corporation, and, for periods prior to August 1988, the "Company" refers to the predecessor California corporation.

           On September 19, 1997, the Company and its wholly owned subsidiary Merisel Americas, Inc. entered into a Stock and Note Purchase Agreement with Phoenix Acquisition Company II, L.L.C. ("Phoenix"), a Delaware limited liability company whose sole member is Stonington Capital Appreciation 1994 Fund, L.P. (the "Fund"). Pursuant to the Stock and Note Purchase Agreement, on September 19, 1997 Phoenix acquired a convertible note for $137,100,000 (the "Convertible Note") and 4,901,316 shares of Common Stock for $14,900,000, using funds consisting of a capital contribution from investors in the Fund. The Company used the proceeds to repay substantially all of its operating subsidiary indebtedness. On October 10, 1997, Phoenix exercised its option to convert $3,296,286 principal amount of the Convertible Note into 1,084,305 shares of Common Stock. On December 19, 1997 following receipt of stockholder approval, the remaining portion of the Convertible Note was converted into Common Stock, resulting in the ownership by Phoenix of 50,000,000 shares of Common Stock. As of March 25, 1998, Phoenix owned 62.33% of the outstanding Common Stock. As used in this Proxy Statement, "Stonington Share Issuance" refers to the issuance of 50,000,000 shares of Common Stock to Phoenix as described above.



                                  PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

           The Board of Directors presently consists of nine members divided into three classes serving staggered terms, with one class of directors elected annually. Each Class consists of three directors. At the Annual Meeting, the terms of the three present directors constituting Class I will expire. The term of the directors in Class II extends through the next succeeding annual meeting of stockholders, and the term of the directors in Class III extends through the second succeeding annual meeting of stockholders. The table below indicates the names of the directors in each class.

      Class I                      Class II                    Class III
Albert J. Fitzgibbons III      Bradley J. Hoecker          Stephen M. McLean
   James E. Illson             Robert J. McInerney         Thomas P. Mullaney
Lawrence J. Schoenberg          Dr. Arnold Miller         Dwight A. Steffensen

           The Board of Directors has nominated the three incumbent Class I directors named above for election as Class I directors at the Annual Meeting. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. Each director elected to Class I at the Annual Meeting will be elected for a term that will expire at the third succeeding annual meeting of stockholders.

           If, by reason of death or other unexpected occurrence, any one or more of such nominees should for any reason become unavailable for election (although management knows of no reason to anticipate that this will occur), the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

Information Regarding Nominees and the Board of Directors

           The nominees for election as Class I directors and all current Class II and III directors are listed below, together with their ages and all Company positions and offices held by them.


Name                                    Age (1)            Position
-------                               ----------          -----------
Dwight A. Steffensen............          54         Chairman of the Board of Directors, Chief Executive Officer and
                                                     President
James E. Illson.................          45         Executive Vice President - Operations and Finance, Chief
                                                     Financial Officer, Assistant Secretary and Director
Albert J. Fitzgibbons III.......          52         Director
Bradley J. Hoecker..............          36         Director
Robert J. McInerney.............          52         Director
Stephen M. McLean...............          40         Director
Dr. Arnold Miller...............          69         Director
Thomas P. Mullaney..............          65         Director
Lawrence J. Schoenberg..........          65         Director


(1) As of March 25, 1998

           The business experience, principal occupations and employment during at least the last five years of each of the nominees for election as Class I directors and each of the Class II and III directors, together with their periods of service as directors and officers of the Company, as applicable, are set forth below.

           Dwight A. Steffensen. Mr. Steffensen was elected as Chief Executive Officer and Chairman of the Board of the Company in February 1996 and President in March 1998. Mr. Steffensen has been a member of the Board of Directors since August 1990. From January 1985 to March 1992, Mr. Steffensen served as a Director and Executive Vice President of Bergen Brunswig Corporation ("Bergen"), a pharmaceuticals distributor. From April 1992 to October 1995, Mr. Steffensen served as President and Chief Operating Officer for Bergen. In January 1996, he resigned from Bergen's Board of Directors.

           James E. Illson. Mr. Illson has been a member of the Board of Directors since December 1997. Mr. Illson joined the Company in August 1996 as Senior Vice President and Chief Financial Officer, became Executive Vice President - Finance in January 1998 and became Executive Vice President - Operations and Finance in March 1998. Prior to joining Merisel, Mr. Illson served as Senior Vice President and Chief Financial Officer for Bristol Farms, a Southern California-based grocery chain where he was responsible for managing all financial operations, including implementing business plans, reporting and control systems, and developing short-term and long-term capital strategies. He joined Bristol Farms in 1995. From 1992 to 1995, Mr. Illson was a partner with Kidd, Kamm & Co., a private equity investment firm where he was responsible for activities relating to the acquisition and expansion of portfolio companies. Prior to that, Mr. Illson spent more than 13 years with Deloitte & Touche's reorganization advisory services group.

           Albert J. Fitzgibbons III. Mr. Fitzgibbons has been a member of the Board of Directors since December 1997. Mr. Fitzgibbons is a Partner and a Director of Stonington Partners, Inc. ("Stonington"), a position that he has held since 1993, and a Partner and a Director of Stonington Partners, Inc., II ("Stonington II"). He has also been a Director of Merrill Lynch Capital Partners, Inc. ("MLCP"), a private investment firm associated with Merrill Lynch & Co. ("ML&C"), since 1988 and a Consultant to MLCP since 1994. He was a Partner of MLCP from 1993 to 1994 and Executive Vice President of MLCP from 1988 to 1993. Mr. Fitzgibbons was also a Managing Director of the Investment Banking Division of ML&C from 1978 to July 1994. Mr. Fitzgibbons is also a director of Borg-Warner Security Corporation, Dictaphone Corporation, U.S. Foodservice, Inc., United Artists Theater Circuit, Inc. and several privately held corporations.

           Bradley J. Hoecker. Mr. Hoecker has been a member of the Board of Directors since December 1997. Mr. Hoecker is a Partner and Director of Stonington and a Partner and Director of Stonington II. Prior to being named Partner in 1997, Mr. Hoecker was a Principal of Stonington since 1993. He has been a Consultant to MLCP since 1994. He was also an Associate of the Investment Banking Division of MLCP from 1989 to 1994. From 1984 to 1987, Mr. Hoecker was employed by Bankers Trust Company. Mr. Hoecker is a director of Packard BioScience Company and several privately held corporations.

           Robert J. McInerney. Mr. McInerney has been a member of the Board of Directors since December 1997. Mr. McInerney served as the Company's President and Chief Operating Officer from February 1997 until his resignation in March 1998. From 1994 to 1996 Mr. McInerney served as Executive Vice President at United Capital Corporation, a Long Island based multinational holding company. From 1981 to 1994 Mr. McInerney was employed by Arrow Electronics, Inc., distributor of electronic components and systems. He served as president of Arrow's Commercial Systems Group from 1987 to 1994. Mr. McInerney is a director of IPC Corporation and Patient Integrated Hearing Systems Co.

           Stephen M. McLean. Mr. McLean has been a member of the Board of Directors since December 1997. Mr. McLean is a Partner and a Director of Stonington, a position that he has held since 1993, and is a Partner and a Director of Stonington II. He has also been a member of the Board of Directors of MLCP since 1987 and a Consultant to MLCP since 1994. He was a Partner of MLCP from 1993 to July 1994 and a Senior Vice President of MLCP from 1987 to 1993. Mr. McLean was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1987 to 1994. Mr. McLean is a director of Dictaphone Corporation, Packard BioScience Company, Pathmark Stores, Inc., Supermarkets General Holdings Corporation and several privately held corporations.

           Dr. Arnold Miller. Dr. Miller was elected to the Board of Directors in August 1989 and was appointed the Governance Director in May 1995. Since its formation in 1987, he has been President of Technology Strategy Group, a consulting firm organized to assist businesses and government in the fields of corporate strategy development, international technology transfer and joint ventures, as well as business operations support. Prior to joining Technology Strategy Group, Dr. Miller was employed at Xerox Corporation, a consumer products and information services company, for 14 years, where his most recent position was Corporate Vice President with responsibility for worldwide electronics operations.

           Thomas P. Mullaney. Mr. Mullaney has been a member of the Board of Directors since December 1997. Mr. Mullaney served as the President and a Director of Merisel, Inc. (under its former name, Softsel Computer Products, Inc.) from 1985 to 1986. For the past five years, Mr. Mullaney has functioned as an investment partner in and/or advisor to a variety of public and private businesses, none of which are subsidiaries of or otherwise related to the Company in any material way. In addition, Mr. Mullaney currently serves as a director of Ducommun Inc.

         Lawrence J.  Schoenberg.  Mr.  Schoenberg was elected to the Board of
Directors  following  the  acquisition  by the  Company  of  Microamerica,  Inc.
("Microamerica") in April 1990. Mr. Schoenberg had previously served as a director of Microamerica from 1983 to April 1990. From 1967 through 1990, Mr. Schoenberg served as Chairman of the Board and Chief Executive Officer of AGS Computers, Inc. ("AGS"), a computer software company. From January to December 1991, Mr. Schoenberg served as Chairman and as a member of the executive committee of the Board of Directors of AGS. Mr. Schoenberg retired from AGS in 1992. He is also a director of Sungard Data Services, Inc., Government Technology Services, Inc. and Cellular Technology Services.

Committees and Meetings of the Board of Directors

           The Company's Board of Directors met twenty-four times during 1997. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held by the Board of Directors and (ii) the total number of meetings held by all Committees of the Board of Directors on which he served that occurred during the portion of 1997 that such individual served as a director.

           The Board of Directors maintains an Audit Committee, which is currently comprised of Dr. Miller and Messrs. McLean and Hoecker. The Audit
Committee met four times in 1997. The duties of the Audit Committee include, among other things, reviewing the Company's annual financial statements and the results of each audit by the Company's independent accountants, consulting and meeting with the Company's independent accountants, auditors and Chief Financial Officer and other finance and accounting personnel concerning various matters, including the adequacy of internal controls, reviewing potential conflict of interest situations, where appropriate, and reporting and making recommendations to the full Board of Directors regarding such matters.

           The Board of Directors maintains a Compensation Committee, which is currently comprised of Messrs. Fitzgibbons, McLean and Mullaney. The Compensation Committee met two times in 1997. The Compensation Committee's primary purposes are to establish policies relating to the compensation of the Company's executive officers and other key employees, administer the Company's compensation plans, including employee stock option plans, and consider and make recommendations to the Board of Directors concerning other compensation matters. The Compensation Committee is authorized to make recommendations to the Board of Directors concerning the compensation of the Company's Chief Executive Officer, to determine the compensation of the Company's President, Chief Operating Officer, Chief Financial Officer and other executive officers, to approve on an annual basis the Company's management bonus plan and to make grants of stock options and other stock related incentive compensation awards.

           The Board of Directors maintains a Nominating Committee, which is currently comprised of Messrs. Schoenberg, Fitzgibbons and Hoecker. The purposes of the Nominating Committee are to recommend persons for membership on the Board and to establish criteria and procedures for the selection of new directors. There are no procedures established to accept nominees recommended by the Company's stockholders. The Nominating Committee did not meet during 1997.


Director Compensation

           During 1997, each nonemployee director was entitled to receive an annual retainer of $8,000, $1,000 per Board of Directors meeting attended ($250 for meetings held telephonically), $1,250 annually for acting as the chairman of a committee of the Board, $2,000 annually for committee membership, $250 per committee meeting attended and reimbursement for travel expenses to and from Board of Directors and committee meetings. Technology Strategy Group, a consulting firm associated with Dr. Miller, also received $24,000 in fees for consulting services provided by Dr. Miller in his role as Governance Director.

           During 1998, each nonemployee director will be entitled to receive an annual retainer fee of $24,000, $1,000 for each Board of Directors meeting attended ($500 for meetings held telephonically), $1,000 quarterly for acting as the chairman of a committee of the Board and $500 for each committee meeting attended plus reimbursement for travel expenses incurred in attending Board of Directors and committee meetings. Messrs. Fitzgibbons, Hoecker and McLean have waived their rights to receive any compensation for services as directors other than reimbursement of travel expenses.

           The Company's 1992 Stock Option Plan for Nonemployee Directors (the "Nonemployee Director Plan") provides for the granting of nonqualified stock options to each member of the Company's Board of Directors who is not otherwise an employee or officer of the Company or any subsidiary of the Company (an "Eligible Director"). The Nonemployee Director Plan provides for initial grants with respect to options to purchase 1,000 shares of Common Stock to each Eligible Director immediately following the annual meeting at which such director is first elected and thereafter for annual automatic option grants of 1,000 shares immediately following each of the Company's annual stockholder meetings. No stock options were granted under the Nonemployee Director Plan during 1997, and in March 1998 the Board of Directors voted to suspend the Plan. Beginning in 1998, nonemployee directors will be able to elect on a annual basis to take up to 50 percent of their annual retainer fee in shares of Common Stock in lieu of cash, based on the market price of the Common Stock on the first day of quarter following each annual meeting of stockholders.


Ownership Of Common Stock

           The following table sets forth as of March 25, 1998 certain information regarding beneficial ownership of Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of such date, each director, each executive officer or former executive officer of the Company named below under the caption "Executive Compensation - Summary Compensation Table" and all directors and executive officers (including such former executive officers), as a group. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to shares beneficially owned by them, subject to community property laws, where applicable.


                                                              Common Stock           Percent of Shares
Name and Address(1)                                        Beneficially Owned             Owned
-------------------                                        ------------------             -----
Albert J. Fitzgibbons III...................                         -0-(2)                 *
Bradley J. Hoecker..........................                         -0-(2)                 *
James E. Illson.............................                     111,750(3)                 *
Timothy N. Jenson...........................                      36,700(4)                 *
Robert J. McInerney.........................                     110,000(3)                 *
Stephen M. McLean...........................                         -0-(2)                 *
Dr. Arnold Miller...........................                       7,000(5)                 *
Thomas P. Mullaney..........................                       2,000                    *
Phoenix Acquisition Company II, L.L.C.....                    50,000,000(6)              62.33%
  767 5th Avenue
  48th Floor
  New York, New York  10153
Thomas P. Reeves............................                     154,907(7)                 *
Lawrence J. Schoenberg......................                     365,584(5)                 *
Dwight A. Steffensen........................                     600,000(3)                 *
James D. Wittry.............................                            -0-                 *

All Directors and Executive                                    1,421,691(8)               1.75%
Officers...........
  as a Group (13 Persons)

*Less than 1%

(1) Unless otherwise indicated, the address of each person listed is Merisel, Inc., 200 Continental Blvd., El Segundo, California 90245-0984.
(2) Each of Messrs. Fitzgibbons, Hoecker and McLean is a director or partner of certain affiliates of Phoenix Acquisition Company II, L.L.C. ("Phoenix") and, therefore, may be deemed to beneficially own the 50,000,000 shares of Common Stock beneficially owned by Phoenix. Such shares represent 62.33% of the outstanding Common Stock as of March 25, 1998. Each of Messrs. Fitzgibbons, Hoecker and McLean disclaims such beneficial ownership. The address of each of Messrs. Fitzgibbons, Hoecker and McLean is the same as that given for Phoenix.
(3) Consists solely of shares issuable with respect to stock options exercisable within 60 days after March 25, 1998.
(4) Includes 34,600 shares issuable with respect to stock options exercisable within 60 days after March 25, 1998.
(5) Includes 5,000 shares issuable with respect to stock options exercisable within 60 days after March 25, 1998.
(6) All information regarding share ownership is taken from and furnished in reliance upon the Schedule 13D filed by Phoenix pursuant to Section 13(d) of the Securities Exchange Act of 1934. Stonington Capital Appreciation 1994 Fund, L.P. (the "Fund") is the sole member of Phoenix. Stonington Partners, L.P. ("Stonington LP") is the general partner of the Fund, and Stonington Partners, Inc. II ("Stonington II") is the general partner of Stonington LP. The Fund is managed by Stonington. The following individuals are the directors and/or officers of Stonington and Stonington II and have shared voting and dispositive powers with respect to the Common Stock held by Phoenix: Alexis P. Michas; James J. Burke, Jr.; Robert F. End; Albert J. Fitzgibbons III; Stephen M. McLean; and Bradley J. Hoecker. Stonington LP, Stonington II, Stonington and each of the directors and officers of Stonington II and Stonington disclaim beneficial ownership of these shares.
(7) Includes 154,207 shares issuable with respect to stock options exercisable within 60 days after March 25, 1998.
(8) Includes 1,054,307 shares issuable with respect to stock options exercisable within 60 days after March 25, 1998.


Executive Officers

         Set forth in the table below are the names, ages and offices held by all executive officers of the Company.


Name                                        Age (1)                       Position
----                                        -------                       --------
Dwight A. Steffensen..................        54         Chairman of the Board, Chief Executive Officer and President
James E. Illson.......................        45         Executive Vice President - Operations and Finance, Chief Financial Officer
                                                         and Assistant Secretary
Timothy N. Jenson.....................        38         Senior Vice President-Finance, Treasurer and Assistant Secretary
Karen A. Tallman......................        40         Vice President, General Counsel and Secretary
--------------

(1) As of March 25, 1998

          Executive officers of the Company are elected by and serve at the discretion of the Board of Directors. Set forth below is a brief description of the business experience for the previous five years of all executive officers except those who are also directors. For information concerning the business experience of Mr. Steffensen and Mr. Illson, see "Information Regarding Nominees and the Board of Directors" above.

         Timothy N. Jenson. Mr. Jenson joined the Company in 1993 as Vice President and Treasurer and became Senior Vice President - Finance and Treasurer in 1998. From 1989 to 1993, Mr. Jenson served as Vice President at Citicorp North America, Inc. where he provided financial services, banking products and advisory services to multinational corporations, including the Company. Previously, Mr. Jenson served as Vice President of Corporate Banking at Bank of America for five years where he provided mid-size companies with lines of credit, term loans and cash management products.

         Karen A. Tallman. Ms. Tallman joined the Company in 1997 as Vice President, General Counsel and Secretary. From 1992 to 1997, Ms. Tallman was employed by CB Commercial Real Estate Group, Inc., most recently in the positions of Vice President, Secretary and Senior Counsel. Previously, Ms. Tallman was a corporate attorney for nine years at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

Executive Compensation

         Summary Compensation Table

         The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Company's Chief Executive Officer, the four other most highly compensated executive officers of the Company in 1997 and one former executive officer of the Company for whom disclosure would have been provided had he been an executive officer of the Company as of December 31, 1997.



                                                Annual Compensation                             Long Term
                                   --------------------------------------------------          Compensation
                                                                            Other Annual         Awards(2)          All Other
Name and Principal Position        Year    Salary($)(1)   Bonus($)(1)     Compensation ($)    SARs/Options(#)  Compensation ($)(3)
---------------------------        ----    ------------   -----------     ----------------    ---------------  -------------------


Dwight A. Steffensen               1997        505,000        378,750         -0-                  500,000          1,807,776
   Chairman of the                 1996(4)     435,077        313,625         -0-                  500,000              4,988
   Board of Directors,             1995            -0-            -0-         -0-                      -0-                -0-
   Chief Executive
   Officer and President


James E. Illson                    1997        225,000        109,375         -0-                  425,000            129,628
   Executive Vice President-       1996(4)      82,200         19,310         -0-                   75,000                -0-
   Operations and Finance and      1995            -0-            -0-         -0-                      -0-                -0-
   Chief Financial Officer


Timothy N. Jenson                  1997        187,370         84,687         -0-                  138,000              3,634
   Senior Vice President -         1996        173,870         82,810         -0-                   12,000                390
   Finance and Treasurer           1995        143,070          4,870         -0-                   10,000              2,113


 Robert J. McInerney               1997(4)     265,380        107,690         -0-                  500,000             50,630
   Former President and Chief      1996            -0-            -0-         -0-                      -0-                -0-
   Operating Officer               1995            -0-            -0-         -0-                      -0-                -0-


Thomas P. Reeves (5)(6)            1997        220,330        120,145         -0-                  334,429              3,729
   Former Senior Vice              1996        136,287         42,262     109,742                      -0-                313
   President, Canadian             1995        113,517         51,149     128,717                   80,000                977
   Operations


James D. Wittry(5)                 1997        187,820        141,060         -0-                      -0-             73,751
   Former Senior Vice              1996(4)      70,960          9,375         -0-                   75,000                -0-
   President, Sales                1995            -0-            -0-         -0-                      -0-                -0-


-------------

(1) Portions of the salary and/or bonus earned by named executive officers may be deferred pursuant to the Company's executive deferred compensation plan (the "Deferred Compensation Plan"), which was adopted by the Board of Directors in 1990. Under the Deferred Compensation Plan, executive officers may elect on annual basis to defer any portion of their pre-tax compensation until retirement or termination of employment. The Company will pay participants in the Deferred Compensation Plan, upon retirement or termination of employment, an amount equal to the amount of deferred compensation plus a guaranteed return at a specified rate that is no less than a base interest rate. In addition, upon the death of a participant the Company will pay a death benefit to a named beneficiary.

(2) At December 31, 1996, the only long-term compensatory arrangement the Company had for its executive officers was its stock option plans, grants under which are listed in the Summary Compensation Table. For Mr. Steffensen, the amount listed for 1996 consists of stock appreciation rights covering 500,000 hypothetical shares of Common Stock, which in December 1997 Mr. Steffensen, pursuant to his employment agreement, elected to convert to an option to purchase an equivalent number of shares. On December 22, 1997 the Board of Directors granted stock options under the Company's 1997 Stock Award and Incentive Plan, including stock options in exchange for previously granted employee stock options that were then outstanding and that had an exercise price greater than the then market price of the Common Stock, subject to the agreement of each optionee to cancel the outstanding options. The amounts listed include options for the following number of shares issued in exchange for canceled options to the following individuals: Mr. Steffensen - 4,000; Mr.
     Jenson - 27,500; and Mr. Reeves - 110,000.

(3) Includes premiums paid with respect to the Company's group life insurance policy as follows: Mr. Steffensen - $7,776 in 1997 and $4,988 in 1996; Mr. Illson - $1,428 in 1997; Mr. Jenson - $434 in 1997, $390 in 1996 and $1,210
     in 1995; Mr. McInerney - $1,085 in 1997; Mr. Reeves - $529 in 1997, $313 in
     1996 and $653 in 1995; and Mr. Wittry - $686 in 1997. Includes amounts contributed by the Company to the Company's 401(k) plan as follows: Mr. Illson - $3,200 in 1997; Mr. Jenson - $3,200 in 1997 and $903 in 1995; and
     Mr. Reeves - $3,200 in 1997 and $344 in 1995. For Messrs. Steffensen and Illson, the amounts listed for 1997 also include payments made in the first quarter of 1998 of $1,800,000 to Mr. Steffensen and $125,000 to Mr. Illson pursuant to the terms of their respective employment agreements with the Company, which amounts were payable by reason of the change of control resulting from the Stonington Share Issuance. For Mr. McInerney, all other compensation in 1997 also includes $49,548 of relocation expenses. For Mr. Wittry, all other compensation in 1997 also includes $73,064 of severance pay related to an agreement between the Company and Mr. Wittry.

(4)  The  employment  of  Messrs.  Steffensen,   Illson,  McInerney  and  Wittry
     commenced on February 12, 1996, August 12, 1996, February 3, 1997 and August 29, 1996, respectively.

(5) The resignations of Messrs. McInerney, Reeves and Wittry were effective on March 11, 1998, February 20, 1998 and October 10, 1997, respectively.

(6) For 1996 other annual compensation includes $107,105 paid for reimbursement of non-U.S. taxes and $2,637 paid in reimbursement of travel expenses for Mr. Reeves and his family to travel to Europe where members of his family lived during such period. For 1995 other annual compensation represents reimbursement of non-U.S. taxes.

        Options in 1997

     The following tables summarize stock option grants and exercises during 1997 to or by the persons named under "Summary Compensation Table" above and the value of the options held by such persons at the end of 1997.


                                            Stock Option Grants in 1997

                                                           Individual Grants
                                        --------------------------------------------------------
                                                                                                Potential Realizable
                                           Number of      Percent of                              Value at Assumed
                                           Securities    Total Options                          Annual Rates of Stock
                                           Underlying     Granted to     Per Share             Price Appreciation for
                                            Options        Employees     Exercise   Expiration   Option Term ($)(1)
                  Name                     Granted(#)     in 1997 (%)    Price ($)    Date        5% ($)    10% ($)
                  ----                     ----------     -----------    ---------   --------    --------  -------
Dwight A. Steffensen......................  500,000(2)        8.13%        4.31      12/22/04     877,085   2,045,095
James E. Illson...........................   10,000            .16%        2.31      01/16/07      14,527      36,821
                                            415,000           6.75%        4.31      12/22/04     727,981   1,697,429
Timothy N. Jenson.........................    5,000            .08%        2.31      01/16/07       7,264      18,411
                                            133,000(2)        2.16%        4.31      12/22/04     233,305     543,995
Robert  J. McInerney......................  200,000           3.25%        2.00      02/03/07     251,558     637,600
                                            300,000           4.88%        4.31      12/22/04     526,251   1,227,057
Thomas P. Reeves..........................   10,000            .16%        2.31      01/16/07      14,527      36,821
                                            324,429(2)        5.27%        4.31      12/22/04     569,104   1,326,976
James D. Wittry...........................   10,000            .16%        2.31      01/16/07      14,527      36,821
---------------

(1) Potential realizable value for each grant is determined by taking the market value per share at the time of grant (which in each case is equal to the exercise price) and applying the stated annual appreciation rate compounded annually for the remaining term of the option, subtracting the exercise price at the end of that period and multiplying that number by the number of options granted. Actual gains, if any, recognized by any individual are dependent on the future performance of the Common Stock and on overall market conditions. There can be no assurance that the potential realizable values reflected in this table will be achieved.

(2) On December 22, 1997 the Board of Directors granted stock options under the Company's 1997 Stock Award and Incentive Plan in exchange for previously granted employee stock options that were then outstanding and that had an exercise price greater than the then market price of the Common Stock, subject to the agreement of each optionee to cancel the outstanding options. The amounts listed include options for the following number of shares issued in exchange for canceled options to the following individuals: Mr. Steffensen - 4,000; Mr. Reeves - 110,000; and Mr. Jenson - 27,500.


                                        Aggregated Option Exercises in 1997
                                       and Value of Options at 1997 Year End


                                                               Number of Securities
                              Shares                          Underlying Unexercised          Value of Unexercised
                             Acquired        Value              Options at Fiscal            In-the-Money Options at
                                on         Realized               Year End (#)               Fiscal Year End ($)(1)
                                                                                             ----------------------
           Name            Exercise (#)       ($)         Exercisable   Unexercisable  Exercisable     Unexercisable
           ----            ------------     ---------     -------------  -------------  -----------     -------------
Dwight A. Steffensen.....       -0-            -0-           600,000         400,000       785,250          26,000
James Illson.............       -0-            -0-           101,750         398,250        38,207         140,667
Timothy N. Jenson........       -0-            -0-            29,600         120,400         9,041          39,178
Robert J. McInerney......       -0-            -0-            60,000         440,000        39,000         490,600
Thomas P. Reeves.........       -0-            -0-           137,957         282,043        87,502          37,520
James D. Wittry..........       -0-            -0-            18,750             -0-        35,156             -0-
----------

(1) Value is determined by subtracting the exercise price of each option held by the named person from $4.375, the fair market value of the Common Stock as of December 31, 1997, and multiplying the resulting number by the number of underlying shares of Common Stock.


         Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board is currently comprised of Messrs. Fitzgibbons, McLean and Mullaney. In 1997, the Company paid aggregate fees of $24,000 to Technology Strategy Group, a consulting firm associated with Dr. Miller, for consulting services provided by Dr. Miller. The Company will continue to use such services in 1998.


         Compensation Committee Report on 1997 Executive Compensation

         The Compensation Committee (the "Committee") of the Board is currently comprised of Messrs. Fitzgibbons, McLean and Mullaney. During 1997 the Committee was comprised of Mr. Schoenberg and two former directors of the Company. The Committee establishes policies relating to the compensation of the Company's executive officers and other key employees and administers the Company's compensation plans, including stock option and similar plans. In 1997, the Company's Board of Directors ratified all of the Committee's recommendations regarding executive compensation, as submitted. Additionally, each member of the Board of Directors who is also an executive officer does not participate when the Board of Directors reviews his compensation.

         As required by rules designed to enhance the disclosure of Merisel's executive compensation policies and practices, the following is the Committee's report addressing the compensation of the Company's executive officers for 1997.

         Compensation Policy. The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the Company's annual performance, its long-term objectives and its ability to attract and retain qualified executive officers. The Committee attempts to achieve these goals by integrating competitive annual base salaries with (a) bonuses based on corporate performance and on the achievement of internal strategic objectives and (b) stock options or other stock-based incentive awards through the Company's stock option and similar plans. The Committee believes that cash compensation in the form of salary and bonus provides Company executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options or other stock-based awards encourages growth in management stock ownership, which in turn leads to the expansion of management's stake in the long-term performance and success of the Company.

         Base Salary and Bonuses. The base salary levels of executive officers in 1997 were not increased as part of an across-the-board salary increase, however, certain executives received salary increases that primarily consisted of merit increases and, in the case of Mr. Reeves, an increase based on a review of salaries being paid for similar positions in the industry. In addition, in February 1997, the Company hired Robert J. McInerney as its President and Chief Operating Officer. Mr. McInerney's starting salary was determined by the Committee based upon Mr. McInerney's previous experience and industry standards for compensation paid to employees with comparable responsibilities.

         In December 1996, the Committee approved the Company's 1997 Bonus Plan (the "Bonus Plan"). The Bonus Plan provided for quarterly payments to executive officers and other participants in the Bonus Plan based on the Company achieving 100% of its operating plan net income. For the first two quarters of 1997, the Company achieved its operating plan net income, and executive officers and other participants received 100% of their target bonus amounts. For the third and fourth quarters, the Company did not achieve its operating plan net income, however, based on the significant accomplishments of the Company during those periods, executive officers (other than the Chief Executive Officer) and other participants received 50% of their target bonus amounts, and no bonus was paid to the Chief Executive Officer.

         Stock Options. The Company has adopted a long-term incentive compensation strategy to provide incentives and reward management's contribution to the achievement of long-term Company performance goals, as measured by the market value of the Common Stock. In determining the amount of option grants to an individual, the Committee considers, among other things, the level of responsibility, position, contribution and anticipated performance requirements of such individual as well as prior grants to such individual and grants to individuals in comparable positions. Under the Company's long-term incentive compensation strategy, following stockholder approval of the Company's 1997 Stock Award and Incentive Plan (the "1997 Plan") and consummation of the Stonington Share Issuance, in December 1997 the Board of Directors awarded stock options under the 1997 Plan to executive officers and substantially all of the Company's senior and middle management personnel. The Board of Directors determined that the grants made were appropriate in light of the change in the Company's capital structure resulting from the Stonington Share Issuance consisting of an increase in the Company's outstanding Common Stock from approximately 30,00,000 shares to 80,000,000 shares and the factors described above relating to the amount of options granted to particular individuals. In addition, as part of the grants made in December 1997 the Board of Directors granted stock options in exchange for all previously granted employee stock options that were then outstanding and that had an exercise price greater than the then market price of the Common Stock, subject to the agreement of each optionee to cancel the outstanding options. See "Report on Repricing of Options" below. The options granted in December 1997 vested 20 percent at the time of grant with the remainder vesting 20 percent, 20 percent and 40 percent, respectively, on the first, second and third anniversaries of the date of grant.


         Compensation of Chief Executive Officer. Dwight A. Steffensen joined the Company in February 1996 as its Chief Executive Officer. The salary earned by Mr. Steffensen for 1997 was $505,000 and for 1996 was $435,077 (the prorated amount based on an annual salary of $505,000), which is comparable to the compensation package of Mr. Pickett, the Company's former Chief Executive Officer. Mr. Steffensen's base salary was based upon Mr. Steffensen's 12 years of experience at Bergen Brunswig Corporation and the Committee's belief that Mr. Steffensen's experience would be instrumental in effecting the restructuring of the Company's operational and capital structure and in helping to bring the Company back to profitability. In addition, prior to entering into an Employment Agreement with Mr. Steffensen, the Company engaged an executive compensation consultant to conduct a study to assess the entire compensation package offered to Mr. Steffensen and to determine if the compensation package was reasonable and competitive with current industry standards for executives in similar positions. In assessing Mr. Steffensen's compensation package, the executive compensation consultant engaged by the Company reviewed the compensation of chief executive officers of a peer group of six public companies as disclosed in such companies' proxy statements and a published industry survey of executive compensation in the technology industry. The six peer group companies reviewed by the consultant are not included in the peer group used in the Performance Graph, which is a broad industry index. The consultant independently selected the companies it viewed as comparable in evaluating Mr. Steffensen's compensation and did not consider the peer group used by the Company for purposes of the Performance Graph. In evaluating Mr. Steffensen's compensation the consultant did not consider the performance of the six peer group companies relative to that of the Company.

         Pursuant to the terms of his Employment Agreement with the Company, Mr. Steffensen received bonuses during 1997 based on the Company's actual financial performance in relation to target levels as set forth in the Board approved operating plan. Also pursuant to the terms of his Employment Agreement, Mr. Steffensen was entitled to aggregate payments of $1,800,000 as a result of the change of control that resulted from the Stonington Share Issuance. In December 1997, Mr. Steffensen was granted a stock option to purchase 500,000 shares of Common Stock as part of the grants made under the 1997 Stock Award and Incentive Plan described above.

         Corporate Tax Deduction on Compensation. To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various compensation. Some types of compensation and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws also affect the deductibility of compensation. To the extent reasonably practicable and to the extent it is within the Committee's control, the Committee intends to limit executive compensation in ordinary circumstances to that deductible under Section 162(m) of the Internal Revenue Code of 1986. In doing so, the Committee may utilize alternatives (such as deferring compensation) for qualifying executive compensation for deductibility and may rely on grandfathering provisions with respect to existing contractual commitments.

                             Albert J. Fitzgibbons III
                                 Stephen M. Mc Lean
                                Thomas P. Mullaney


         Report on Repricing of Options

         In December 1997 following stockholder approval of the Company's 1997 Stock Award and Incentive Plan (the "1997 Plan") and consummation of the Stonington Share Issuance, the Board of Directors awarded stock options under the 1997 Plan to executive officers and substantially all of the Company's senior and middle management personnel. The Board of Directors determined that the grants made were appropriate in light of the change in the Company's capital structure resulting from the Stonington Share Issuance consisting of an increase in the Company's outstanding Common Stock from approximately 30,00,000 shares to 80,000,000 shares and the factors considered in determining the amount of options granted to particular individuals. See "Compensation Committee Report on 1997 Executive Compensation." In addition, as part of the grants made in December 1997 the Board of Directors granted stock options in exchange for all previously granted employee stock options that were then outstanding and that had an exercise price greater than the then market price of the Common Stock, subject to the agreement of each optionee to cancel the outstanding options. The Board believed that such grants of options in exchange for existing options was necessary in order for such options to provide meaningful long term incentives to the employee optionholders. The intention to make such grants was disclosed in the Company's proxy statement in which the Company solicited stockholder approval for the 1997 Plan and the issuance of shares of Common Stock to Phoenix upon conversion of the Convertible Note.

                       Board of Directors of Merisel, Inc.

         The following table summarizes information regarding options held by any of the persons named under "Summary Compensation Table" above that were repriced during the last 10 years.

                                           10 Year Option/SAR Repricing

                                                                                                     Length Of
                                      Number Of                                                       Original
                                      Securities      Market Price       Exercise                    Option Term
                                      Underlying       Of Stock At    Price At Time                 Remaining At
                                     Opions/SARs         Time Of       Of Repricing  New Exercise      Date Of
                                     Repriced Or      Repricing Or     Or Amendment    Price ($)    Repricing Or
        Name             Date        Amended (#)      Amendment $)           ($)                     Amendment
        ----             ----        -----------      ------------         -------    ---------      ---------
Dwight A. Steffensen   12/22/97          1,000            4.31             11.37          4.31         4.4 years
                       12/22/97          1,000            4.31             11.75          4.31         5.4 years
                       12/22/97          1,000            4.31             15.00          4.31         6.4 years
                       12/22/97          1,000            4.31              5.87          4.31         7.4 years
Timothy N. Jenson      12/22/97         17,500            4.31             11.87          4.31         5.4 years
                       12/22/97         10,000            4.31              4.57          4.31         7.3 years
Thomas P. Reeves       04/18/91         10,571            2.75              5.88          3.00         8.0 years
                       12/22/97         55,000            4.31             11.37          4.31         4.4 years
                       12/22/97         55,000            4.31              6.31          4.31         7.5 years

          Stock Price Performance Graph

         The following graph compares the total cumulative stockholder return on the Common Stock from December 31, 1992 to December 31, 1997 to that of the Standard & Poor's MidCap Index, an index that includes 400 companies with a total capitalization of $837 billion as of December 31, 1997, and (b) a combination, assuming investment on a weighted average basis, of the Standard & Poor's Computer Systems Index and the Standard & Poor's Computer Software & Services Index over the same period. The graph assumes that the value of an investment in Common Stock and in each such index was $100 on December 31, 1992, and that all dividends have been reinvested. Cumulative total stockholder return consists of change in stock price and cumulative dividends, assuming dividend reinvestment.

                  COMPARISON OF CUMULATIVE TOTAL RETURN
                 OF COMPANY, PEER GROUP AND BROAD MARKET

                     [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period                                                BROAD
(Fiscal Year Covered)         MERISEL, INC.      PEER GROUP       MARKET
----------------------        -------------      ----------      ---------
Measurement Pt- 1992             $100               $100            $100
FYE 1993                         $181.48            $109.53         $113.59
FYE 1994                         $ 79.01            $145.41         $109.52
FYE 1995                         $ 43.21            $207.28         $140.90
FYE 1996                         $ 16.36            $305.54         $167.96
FYE 1997                         $ 43.21            $434.82         $222.13

Employment and Change-in-Control Arrangements

         On February 3, 1997, the Board of Directors of the Company (the "Board") approved the terms of an employment agreement between the Company and Mr. Steffensen. The agreement is effective as of February 12, 1997 and has a three-year term (unless earlier terminated pursuant thereto).

         Pursuant to his employment agreement, Mr. Steffensen will serve as Chairman of the Board and Chief Executive Officer of the Company with an annual salary of $505,000 (subject to such discretionary meritorious increases as the Board determines), and a quarterly bonus based on the Company's financial performance up to a maximum of $126,250 per quarter (a minimum bonus of $75,750 for the first quarter of 1997 was payable if the Company met certain performance goals and realized net income in any subsequent quarter). Mr. Steffensen will also receive certain other benefits, including specified fees for legal and accounting services, the payment of business and automobile expenses, and term life insurance coverage in the amount of $1,000,000.

         The agreement entitled Mr. Steffensen to continue to vest, on a deferred basis, in 500,000 stock appreciation rights ("SARs") granted to him under his former employment contract. The SARs had an exercise price of $2.8175 per share and, pursuant to the agreement, became fully vested in the event of a "Sale of the Company" (as defined in the agreement). The Stonington Share Issuance resulted in a Sale of the Company on December 19, 1997, at which time Mr. Steffensen, pursuant to his employment agreement, elected to convert his SARs (which were fully vested) into options to purchase an equivalent number of shares for the same exercise price. The agreement also provides Mr. Steffensen with a lump-sum bonus of $790,000 in the event of the Sale of the Company during the term of the agreement, provided that the right to receive this payment will not survive the first anniversary of such term unless approved by the Board . Also pursuant to his employment agreement, in the event of the Sale of the Company, Mr. Steffensen is subject to specified covenants of noncompetition, nonsolicitation and confidentiality, and is entitled to receive a lump sum payment of $1,010,000 in consideration for his compliance with such covenants. Because the Stonington Share Issuance resulted in a Sale of the Company, payments totaling $1,800,000 were made to Mr. Steffensen.

         If his employment is terminated by the Company during the term of the agreement, other than for "Cause" (as defined in the agreement), Mr. Steffensen will be entitled to receive his base salary for the remainder of such term and a prorata share of any performance bonus payable for the quarter in which the termination occurs. If any payment to Mr. Steffensen becomes subject to an excise tax under Section 4999 of the Internal Revenue Code, he will receive a gross-up payment from the Company equal to 75% of such tax.

          In August 1996 the Company entered into an employment agreement with Mr. Illson providing for his service as the Company's Chief Financial Officer and Senior Vice President for a three-year period with an annual salary of $225,000, subject to such discretionary meritorious increases as the Board determines, and an annual bonus of up to $125,000, one quarter of which is to be earned and paid quarterly based on achievement of financial and performance objectives. Mr. Illson will also receive certain other benefits, including term life insurance coverage in the amount of $1,000,000. Mr. Illson's agreement, as amended, also provides for him to receive a bonus of $125,000 upon the successful restructuring (as defined) of the Company's outstanding indebtedness or upon a Sale of the Company (as defined). Because the Stonington Share Issuance resulted in a Sale of the Company on December 19, 1997, a payment of $125,000 was made to Mr. Illson.

         Under his employment agreement, if Mr. Illson's employment is terminated other than as a result of (i) "Termination for Cause" (as defined in the agreement), (ii) his death or permanent disability or (iii) his resignation without "Good Reason" (as defined in the agreement), then the Company will pay Mr. Illson in a lump sum an amount equal to his annual base salary plus the average of the annual bonus received by him over the prior three-year period (excluding bonus amounts guaranteed but not otherwise earned by performance), as well as reimbursement for any COBRA continuation payments he makes under the Company's health plans (including a gross-up to account for any taxes payable with respect to such reimbursement) for a twelve month period following his termination. If Mr. Illson's employment is terminated within one year following a Sale of the Company other than for the reasons described in the preceding sentence, then the Company will pay Mr. Illson in a lump sum an amount equal to one and one-half times his annual base salary plus one and one-half times the average of the annual bonus received by him over the prior three-year period (excluding bonus amounts guaranteed but not otherwise earned by performance), as well as reimbursement for COBRA continuation payments (plus a gross up for applicable taxes) for an eighteen month period following his termination, and the Company shall recommend to the Compensation Committee of the Board to cause all remaining unvested options previously granted to Mr. Illson to vest.

         The Company has entered into certain letter agreements with Mr. Jenson that provide for his employment with the Company on an at-will basis. Mr. Jenson's letter agreements (collectively, the "Jenson Agreement") expire on August 22, 1998 (the "Expiration Date"). The Jenson Agreement also provides that if Mr. Jenson's employment is terminated by the Company without "Cause" (as defined in the Agreement) prior to the Expiration Date, then Mr. Jenson will be entitled to (1) one year's continuation of his base salary as then in effect, commencing on the date of such termination, (2) a payment equal to the amount of any performance bonus paid to him at any time during the year preceding such termination date (excluding bonus amounts guaranteed but not otherwise earned by performance) and (3) reimbursement to Mr. Jenson of any COBRA continuation payments he makes under the Company's health plans (including a gross-up to account for any taxes payable with respect to such reimbursement) for a period of one year following his termination. In addition, the Company is required to recommend to the Compensation Committee of the Board that the next installment of unvested options previously granted to Mr. Jenson vest as of his termination date.

         In order to induce Mr. Jenson to remain in the Company's employ, the Jenson Agreement (1) guaranteed that Mr. Jenson would receive all of his annual target bonus for 1996 (paid quarterly), provided he was still employed by the Company on the applicable "Earnings Release Date" (as defined in the Agreement), and (2) provided for the payment of a $25,000 bonus payment on each of June 1 and September 1, 1996 and January 1, 1997, provided Mr. Jenson remained employed on such date. Any unpaid amounts of these bonuses were also payable in full upon a "Change of Control" (as defined in the Jenson Agreement).

         In addition, the Company has entered into a Change of Control Agreement with Mr. Jenson which provides that if, within one year of a Change of Control of the Company (as defined in the agreement), Mr. Jenson's employment is terminated other than as a result of (i) "Termination for Cause" (as defined in the agreement), (ii) his death or permanent disability or (iii) his resignation without "Good Reason" (as defined in the agreement), the Company will make a lump-sum payment to Mr. Jenson equal to one year's salary plus an amount equal to his annual performance bonus for the prior year less any amounts payable to Mr. Jenson pursuant to the Jenson Agreement, and reimburse Mr. Jenson for any COBRA continuation payments he makes under the Company's health plans (including a gross-up to account for any taxes payable with respect to such reimbursement) for the one year following his termination.

         Upon Mr. Wittry's resignation, the Company entered into a Waiver and Release Agreement with Mr. Wittry under which he was entitled to a lump sum payment equal to (i) 20,000, (ii) a bonus of $45,438.50 and (iii) his bi-weekly salary for a period of 26 weeks, to be paid in accordance with the Company's standard payroll practices. In addition Mr. Wittry is entitled to reimbursement of COBRA payments for such 26-week period.

         Under all of the foregoing agreements, the executives party to such agreements are subject to specified obligations of non-competition, non-solicitation and confidentiality during the benefit periods or the terms of the agreements, as applicable.


Certain Relationships and Related Transactions

        Merisel has entered into Indemnity Agreements with each of its directors and executive officers, which agreements require Merisel, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of Merisel (other than liabilities arising from conduct in bad faith or which is knowingly fraudulent or deliberately dishonest) and, under certain circumstances, to advance their expenses incurred as a result of proceedings brought against them.

        In 1997  the  Company  paid  aggregate  fees of  $24,000  to  Technology
Strategy Group, a consulting firm associated with Dr. Miller, for consulting services provided by Dr. Miller in his role as Governance Director.

        In January 1998, the Company and Merisel Americas, Inc., a wholly owned subsidiary of the Company, ("Merisel Americas"), entered into a Revolving Credit Agreement and Convertible Promissory Note due July 2, 1998 (the "BT Note") with Bankers Trust Company ("BT"), which permits borrowings thereunder by Merisel Americas of up to $46,500,000 outstanding at any one time. In order to induce BT to enter into the BT Note, Stonington Capital Appreciation 1994 Fund, L.P. (the "Fund"), the sole owner of Phoenix, which owns approximately 62.3% of the outstanding shares of Common Stock, caused its wholly owned subsidiary Stonington Financing Inc. ("SFI") to enter into a note put agreement (the "Note Put Agreement") with BT. Pursuant to the Note Put Agreement, BT may require SFI to purchase the BT Note in the event of a default by Merisel Americas, including failure to pay the BT Note at maturity. In the event SFI purchases the BT Note pursuant to the Note Put Agreement, the BT Note is convertible into shares of Common Stock at the option of SFI at a conversion rate equal to the average closing price of the Common Stock on NASDAQ for the fifteen trading days immediately preceding the conversion. SFI and Merisel Americas also entered into an agreement wherein Merisel Americas covenants that, in the event BT gives notice to SFI pursuant to the Note Put Agreement requiring SFI to purchase the BT Note, it will use its best efforts to refinance the BT Note prior to its final maturity date.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports they file. Based on its review of the copies of such reports received by it and on written representations from such persons, the Company believes that, during 1997, all filing requirements applicable to its directors and executive officers were met.


                              RELATIONSHIP WITH
                       INDEPENDENT PUBLIC ACCOUNTANTS

        The Company has appointed Deloitte & Touche LLP, certified public accountants, to continue as the Company's auditors and to audit the books of account and other records of the Company for the fiscal year ending December 31, 1998. Deloitte & Touche LLP, previously Deloitte Haskins & Sells, has audited the Company's financial statements since 1981. A representative of that firm is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions. The Company has been advised that neither such firm, nor any of its partners, has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors.

                                 OTHER MATTERS

        Management does not know of any other matters to be presented at the Annual Meeting. If other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote on them in their discretion.

        Proposals of stockholders which are intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company no later than December 11, 1998.








                                            By Order of the Board of Directors



                                            Karen A. Tallman
                                            Secretary



El Segundo, California
April 6, 1998

                                 APPENDIX
                                PROXY FORM

                                MERISEL, INC.
                        200 Continental Boulevard
                          El Segundo, California
                   This Proxy is Solicited on Behalf of the Board of Directors of MERISEL, INC.

         The undersigned stockholder of Merisel, Inc., a Delaware corporation (the "Company"), acting under the Delaware General Corporation Law, hereby constitutes and appoints Dwight A. Steffensen and James E. Illson, and each of them, the attorneys and proxies of the undersigned, each with the power of substitution, to attend and act for the undersigned at the Annual Meeting of Stockholders of said corporation to be held on May 13, 1998 10:00 a.m. at 200 Continental Boulevard, El Segundo, California, and at any adjournments thereof, and be entitled to vote all common stock of the Company held in the undersigned's name as follows:


PROPOSAL NO. 1:       To elect three Class I directors to the Board of Directors to serve until the third succeeding annual meeting of Stockholders.

/   /    FOR ALL NOMINEES LISTED BELOW       /   / WITHHOLD AUTHORITY TO VOTE
         (EXCEPT AS INDICATED BELOW)               FOR ALL NOMINEES LISTED BELOW



      Albert J. Fitzgibbons III      James E. Illson     Lawrence J. Schoenberg


Instructions: To withhold authority to vote for any individual nominee write in that nominee's name in the space provided:


  -----------------------------------------------------------------------------


         Said attorneys and proxies, and each of them, shall have the powers which the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at such Meeting and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. Said proxies, without hereby limiting their general authority, are specifically authorized to vote in their discretion with respect to matters incident to the conduct of the Meeting; matters presented at the Meeting but which are not known to the Board of Directors at the time of the solicitation of this Proxy; and with respect to the election of any person as a director if a bona fide nominee for that office is named in the Proxy Statement and such nominee is unable to serve or for good cause will not serve.

-------------------------------------------------------------------------------
         This proxy will be voted in accordance with the choices specified by the undersigned on the other side of this proxy. IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1.

         The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement relating to the Meeting and a copy of the Company's 1997 Annual Report and Form 10-K, including financial statements for the fiscal year ended December 31, 1997.


-------------------------------
Signature of Stockholder


Dated:___________________, 1998


-------------------------------
Signature of Stockholder

Dated:___________________, 1998


Important: In signing this proxy, please sign your names on the signature lines in the same way as it is stenciled on this proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. EACH
JOINT TENANT SHOULD SIGN.